Exhibit 99.1

Contacts:	Ralph S. Marimon Vice President of Finance Chief Financial Officer (408) 990-4000 rsmarimon@quicklogic.com	Andrea Vedanayagam Director, Corporate Communications (408) 990-4000 andrea@quicklogic.com

QuickLogic Provides Updated Revenue Outlook for the Second Quarter of 2009

SUNNYVALE, Calif. — July 1, 2009 — QuickLogic Corporation (NASDAQ: QUIK), the lowest power programmable semiconductor solutions leader, today provided an updated revenue outlook for the second quarter of 2009 which ended on June 28.

During the second quarter, new product revenue increased nearly 25%.  However, due to a sharp decrease in demand for our legacy products sold into U.S. and Western European markets, total second quarter revenue is anticipated to be between $2.8 million and $3.0 million, which is below the guidance issued on April 28, 2009.  Other notable items for the quarter include:

•                  The book-to-bill ratio for new products was substantially above one-to-one.

•                  Cash used during the quarter was within guidance.

•                  Design wins, production and pre-production contracts for new products, as outlined during the April 28, 2009 conference call, are all moving forward within outlined expectations.

“The U.S. and Western European market sectors served by our legacy products were among those hardest hit during the recession and, for the most part, are still struggling.  This is unfortunate, but it is a part of the equation that we can do little to impact.  However, the part of the equation that we can drive is moving forward,” said QuickLogic’s CEO, Tom Hart.  “While second quarter shipments for new products came in at the low end of our expectations, bookings were strong during the last half of June.  We believe this will lead to a material increase in new product shipments in Q3.  We’ll look forward to discussing this and other strategic developments during our July 28 conference call.”

About QuickLogic

QuickLogic Corporation (NASDAQ: QUIK) is the pioneer of innovative, customizable semiconductor solutions for mobile and portable electronics original equipment manufacturers (OEMs) and original design manufacturers (ODMs).  These silicon plus software solutions are called Customer Specific Standard Products (CSSPs).  CSSPs enable our customers to bring their products to market more quickly and remain in the market longer, with the low power, cost and size demanded by the mobile and portable electronics market.  For more information about QuickLogic and CSSPs, visit www.quicklogic.com. Code: QUIK-G

Safe Harbor Statement Under The Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements concerning the Company’s anticipated revenue for the second quarter as well as the Company’s outlook, its bookings and product shipments, and the revenue generating potential of its legacy products and new products, which are dependent on the strength of the global economy, market acceptance of its products, and the level of customer orders.  These forward-looking statements are based on management’s current expectations, assumptions, estimates and projections about the Company and its industry.  Actual results could differ materially from the results described in these forward-looking statements.  Factors that could cause actual results to differ materially include: review of transactions as part of our quarter end process; review of our financial results by our independent auditors; delays in the market acceptance of the Company’s new products; the ability to convert design opportunities into customer revenue; our ability to replace revenue from end-of-life legacy products; the level and timing of customer design activity; the market acceptance of our customers’ products; the risk that new orders may not result in future revenue; our ability to introduce and produce new products based on advanced wafer technology on a timely basis; our ability to adequately market the low power, competitive pricing and short time-to-market of our new products; intense competition, including the introduction of new products by competitors; our ability to hire and retain qualified personnel; changes in product demand or supply; capacity constraints; and general economic conditions. These factors and others are described in more detail in the Company’s public reports filed with the Securities and Exchange Commission, including the risks discussed in the “Risk Factors” section in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and in the Company’s prior press releases.

QuickLogic is a registered trademark and the QuickLogic logo is a trademark of QuickLogic Corporation.